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                                                                    EXHIBIT 11.1

                      CRAWFORD & COMPANY AND SUBSIDIARIES
              COMPUTATION OF BASIC AND DILUTED EARNINGS PER SHARE
                          YEAR ENDED DECEMBER 31, 1997
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GENERAL INFORMATION:
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Net income                                                                                             $46,988,796
Weighted average common shares outstanding                                                              49,565,519
Dilutive option shares outstanding at year-end                                                           2,481,270
Option shares outstanding prior to exercise during year                                                  1,014,912
Average exercise price per outstanding dilutive option share                                           $     12.30
Average market price per share                                                                         $     17.21
Average market price of shares issued upon exercise during year                                        $     17.98

BASIC EARNINGS PER SHARE:
Net income                                                                                             $46,988,796
Weighted average common shares outstanding                                                              49,565,519
  Basic earnings per share ($46,988,796 divided by 49,565,519)                                         $      0.95
                                                                                                       ===========

DILUTED EARNINGS PER SHARE:
Net income                                                                                             $46,988,796
                                                                                                       -----------

Weighted average common shares outstanding                                                              49,565,519
Dilutive options shares outstanding at year end                                2,481,270
Shares repurchased at $17.21
    (proceeds of $30,514,265 divided by $17.21)                               (1,773,022)
                                                                              ----------
Net additional shares issuable                                                                             708,248
Dilutive option shares outstanding from the
    1996 Employee Stock Purchase Plan                                             27,261
Shares repurchased at $19.47
    (proceeds of $364,970 divided by $19.47)                                     (18,750)
                                                                              ----------
Net additional shares issuable                                                                               8,511

Option shares outstanding prior to exercise during year                        1,014,912
Shares repurchased at $17.98
    (proceeds of $10,962,312 divided by $17.98)                                 (609,695)
                                                                              ----------
Net additional shares issuable                                                                             405,217
                                                                                                       -----------

Diluted weighted average shares outstanding                                                             50,687,495
                                                                                                       -----------

  Diluted earnings per share ($46,988,796 divided by 50,687,495)                                       $      0.93
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